Exhibit 99.1

NEWS RELEASE

Investor Contact:

James R. Lance

Vice President, Corporate

Finance and Investor Relations

(212) 720-4600

FOOT LOCKER, INC. PROVIDES BUSINESS UPDATE FOR SECOND QUARTER 2020

Comparable Store Sales Increased Approximately 18%

GAAP EPS Expected to be $0.38 to $0.42

Non-GAAP EPS Expected to be $0.66 to $0.70

NEW YORK, NY, August 10, 2020 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today provided a sales and earnings update for the second quarter of 2020 ended August 1, 2020. The Company announced that comparable store sales increased approximately 18% for the second quarter. Additionally, diluted earnings per share for the same period, which include pre-tax charges of approximately $19 million related to the wind down of the Runners Point banner and the Eastbay restructuring, and approximately $18 million for costs incurred in connection with the recent social unrest, are expected to be $0.38 to $0.42 per share versus $0.55 last year. On a non-GAAP basis, excluding the items mentioned above, second quarter earnings are expected to be $0.66 to $0.70 per share versus $0.66 last year.

“In the midst of the COVID pandemic, our team delivered strong second-quarter results. As we continued to reopen stores throughout the quarter, we saw a strong customer response to our assortments, which we believe was aided by pent-up demand and the effect of fiscal stimulus. This fueled our in-store sales and also drove continued momentum across our digital channels,” said Richard Johnson, Chairman and Chief Executive Officer. “While these undoubtedly remain challenging times, we are nonetheless pleased by the health of our category, our deep connections with our customers, and the strength of our vendor relationships.”

“Despite gross margin pressure from channel mix shift and a highly promotional environment, we were able to return to positive earnings per share due to the meaningful lift in top-line sales and disciplined expense management,” added Lauren Peters, Executive Vice President and Chief Financial Officer.

The Company previously withdrew its full-year 2020 guidance in March. Given the uncertainty surrounding the evolving COVID-19 pandemic and its potential impact on the back-to-school season, team sports participation, and additional government stimulus packages, the Company does not plan to provide a full-year 2020 outlook at this time.

The Company plans to report financial results for its second quarter ended August 1, 2020 before the U.S. markets open on Friday, August 21, 2020. A conference call is scheduled for the same day at 9:00 a.m. ET, during which the Company will provide an update on the business.

Participants are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10146191. Callers who pre-register will be given a conference passcode and unique pin to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-701-1163 or international toll 1-412-317-5490.

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

A live webcast will be available on the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 10146191 through September 4, 2020. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc..com.

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Lady Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, Footaction, Runners Point, and Sidestep.  With approximately 3,100 retail stores in 27 countries across North America, Europe, Asia, Australia, and New Zealand, as well as websites and mobile apps, the Company's purpose is to inspire and empower youth around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community.  Foot Locker, Inc. has its corporate headquarters in New York.  For additional information please visit https://www.footlocker-inc.com.

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